Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.,

Chairman and Chief Executive Officer

Phone: (336) 887-1297, or

E. Larry Ryder,

Executive Vice President and Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver, Director-Communications

Phone: (336) 887-1297

For immediate release: October 12, 2004

Hooker Furniture Sales Increase 13% in Third Quarter

Company Reports Restructuring Charge for Maiden Plant Closing

Martinsville, Va.: Hooker Furniture (NASDAQ-SCM:HOFT) today reported net sales of $84.3 million for the quarter ended August 31, 2004, an increase of $9.6 million, or 12.8%, from $74.7 million in the 2003 third quarter, marking the eleventh consecutive quarter of increased sales compared with the same prior year periods. For the first nine months of fiscal 2004, the Company reported net sales of $254.0 million, an increase of $24.7 million, or 10.8%, compared to $229.3 million in the 2003 nine-month period.

Net income for the 2004 nine-month period improved to $12.8 million, or $1.09 per share, compared to $11.1 million, or $0.97 per share, in the same 2003 period. For the 2004 third quarter, net income was $3.2 million, or $0.27 per share, compared to $3.5 million, or $0.31 per share, in the 2003 quarterly period.

Profitability was impacted by restructuring charges related to plant closings affecting the 2004 periods and the 2003 nine-month period. In the 2004 third quarter, the Company recorded a $2.0 million pretax ($1.2 million after tax, or $0.10 per share) restructuring and related asset impairment charge principally related to the previously announced closing of the Company’s Maiden, N.C. wood furniture manufacturing facility, scheduled for late October 2004. The 2003 nine-month period was impacted by a $1.5 million pretax ($911,000 after tax, or $0.08 per share) restructuring and related asset impairment charge related to the August 2003 closing of the Company’s Kernersville, N.C. plant.

“We’re pleased with our strong sales and operational performance this quarter, especially with the 32% increase in shipments from leather upholstery specialist Bradington-Young,” said Paul B. Toms Jr., chairman and chief executive officer. Bradington-Young’s shipments accounted for $13.9 million in net sales during the recently completed quarter, an increase of $3.4 million, or 32.1%, compared to $10.5 million in the 2003 third quarter. “We are now hitting our stride at Bradington-Young,” Toms said, “We have successfully ramped up production to match the increase in incoming orders we’ve

Hooker Furniture Corporation – Press Release

October 12, 2004

experienced over the last few quarters. We also believe Bradington-Young has gained market share as we have increased the number of sales representatives carrying the line.”

In addition, shipments of imported wood furniture continued a robust growth pattern, with a 24.5% increase in sales to $45.9 million in the 2004 third quarter compared with $36.9 million in the same 2003 period.

“Competitive pressures have caused continuing declines in Hooker’s shipments of domestically produced wood furniture, leading us to the decision in August to close our Maiden, N.C. production facility,” Toms said. Third quarter 2004 shipments of the Company’s domestically produced wood furniture declined $2.8 million, or 10.5%, to $24.5 million from $27.3 million in the year earlier quarter, principally due to lower unit volume.

Hooker expects to reduce production costs by $2.0 to $2.5 million annually, once the Maiden facility closes in late October 2004. Toms added, “After we close the Maiden plant and increase work schedules at our three remaining wood furniture plants, we expect to see profit margins improve for domestically produced wood furniture.” The Company also anticipates recording $300,000 to $400,000 of additional restructuring charges in subsequent periods for other associated costs as the Maiden facility is prepared for sale following the plant’s shut down.

Imported wood furniture shipments increased $23.0 million, or 20.8%, to $133.1 million compared to $110.1 million in the 2003 nine-month period. Shipments from Bradington-Young accounted for $41.4 million in net sales during the first nine months of 2004 compared to $31.5 million during the eight months following its acquisition by the Company at the beginning of January 2003. Shipments of the Company’s domestically produced wood furniture during the 2004 nine-month period declined $8.2 million, or 9.3%, to $79.5 million from $87.7 million in the nine-month period of 2003.

Operating income was $5.4 million in the 2004 three-month period compared to $6.3 million in the 2003 quarterly period. For the nine-month periods, operating income was $21.5 million in 2004 and $19.6 million in 2003. Excluding the pretax restructuring charges of $2.0 million in the 2004 periods and $1.5 million in the 2003 nine-month period, operating income improved to $7.3 million, or 8.7% of net sales, in the 2004 third quarter, compared to $6.3 million, or 8.4% of net sales, in the 2003 quarterly period; and improved to $23.5 million, or 9.3% of net sales, in the 2004 nine-month period, compared to $21.0 million, or 9.2% of net sales, in the 2003 nine-month period.

The improvement in operating income excluding the pretax restructuring charges as a percentage of net sales for the 2004 periods compared to the 2003 periods is primarily attributed to the mix of products shipped (principally higher margin imported wood furniture shipments leveraged against lower selling, warehousing and distribution costs as a percentage of net sales on those shipments) and lower production costs as a percentage of sales resulting principally from higher unit volume for upholstered furniture products. These improvements were offset by higher selling and administrative expenses as a percentage of net sales principally reflecting the higher costs of complying with new regulatory mandates initiated by the Sarbanes-Oxley Act of 2002. The Company expects these compliance costs to decline during fiscal 2005.

Hooker Furniture Corporation – Press Release

October 12, 2004

Additionally, margins improved on domestically produced wood furniture shipments during the 2004 third quarter as compared with the same 2003 period due to lower levels of promotional discounting. However margins for domestically produced wood furniture declined in the 2004 nine-month period compared with the 2003 nine-month period as a result of higher capacity related production costs as a percentage of net sales.

Hooker’s outlook for the 2004 fourth quarter is bright, with the Company forecasting a 10% to 15% sales increase compared to the same 2003 quarterly period. The Company expects to reduce its backlog of orders during the fourth quarter from third quarter 2004 levels due to a solid inventory position. The Company expects continued strong demand will help drive continued growth in shipments of imported wood and upholstered products. “Our improved inventory position compared to last year’s fourth quarter and our healthy backlog fuel our bullish outlook,” said Toms.

While Toms described business at retail as ‘erratic,’ citing political uncertainty, the Iraq situation, rising oil prices and the temporary hurricane-related slowdown in the southeastern U.S., he further stated that “We are reasonably optimistic that retail conditions will improve as we move into late fall and winter,” adding that Hooker “ is positioned to capitalize on improving retail business.”

At the September 29, 2004 meeting, the Board of Directors declared a dividend of $0.06 per share, payable on November 30, 2004 to shareholders of record November 15, 2004.

Ranked among the nation’s top 10 publicly traded furniture manufacturers based on 2003 U.S. furniture shipments, Hooker Furniture is an 80-year old producer and importer of wall and entertainment systems, home office, accent, dining, bedroom and upholstered leather furniture with approximately 1900 employees. The Company currently operates seven manufacturing facilities, two supply plants, a distribution center and other warehouse facilities located in Virginia and North Carolina. Plant locations include Cherryville, Hickory, Pleasant Garden, and Maiden, N.C. and Martinsville and Roanoke, Va. The Company’s stock is listed on the Nasdaq SmallCap Market under the symbol HOFT, and closed at $[27.00] on October 12, 2004. Please visit us on the World Wide Web at www.hookerfurniture.com and www.bradington-young.com.

This release contains certain “non-GAAP” financial measures. The Company provides this information because management believes this information is useful to investors in evaluating the Company’s ongoing operations.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: the cyclical nature of the furniture industry; domestic and international competition in the furniture industry; general economic or business conditions, both domestically and internationally; fluctuations in the price of key raw materials, including lumber and leather; supply disruptions or delays affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; and capital requirements and costs.

-Tables Follow-

TABLE I

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2004	2003	2004	2003
Net sales	$84,309	$74,749	$254,021	$229,339
Cost of sales	61,169	55,073	184,983	168,499

Gross profit	23,140	19,676	69,038	60,840
Selling and administrative expenses	15,804	13,394	45,537	39,816
Restructuring and related asset impairment charge (a)	1,973		1,973	1,470

Operating income	5,363	6,282	21,528	19,554
Other income, net	243	82	495	358

Income before interest and income taxes	5,606	6,364	22,023	19,912
Interest expense	440	676	1,450	1,990

Income before income taxes	5,166	5,688	20,573	17,922
Income taxes	1,963	2,160	7,816	6,808

Net income	$3,203	$3,528	$12,757	$11,114

Basic and diluted earnings per share	$0.27	$0.31	$1.09	$0.97

Weighted average shares outstanding	11,696	11,550	11,651	11,448

(a)	In the 2004 third quarter, the Company recorded a pretax charge of $2.0 million ($1.2 million after tax, or $0.10 per share) for severance and related asset impairment in connection with the announced closing of its Maiden, N.C. facility, scheduled for late October 2004, which is expected to affect approximately 280 employees. In the 2003 second quarter, the Company recorded a pretax charge of $1.5 million ($911,000 after tax, or $0.08 per share) for severance and related asset impairment in connection with the August 2003 closing of its Kernersville, N.C. facility, which affected approximately 290 employees.

TABLE II

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, including share data)

	August 31, 2004	November 30, 2003
Assets
Current assets
Cash and cash equivalents	$6,981	$14,859
Trade accounts receivable, less allowance for doubtful accounts of $1,260 and $991 on each respective date	37,398	37,601
Inventories	71,843	42,442
Prepaid expenses and other current assets	4,231	3,924

Total current assets	120,453	98,826
Property, plant and equipment, net	44,611	53,582
Goodwill	2,396	2,396
Intangible assets	4,808	4,940
Assets held for sale (b)	5,170
Other assets	8,636	7,355

Total assets	$186,074	$167,099

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$15,525	$6,945
Accrued salaries, wages and benefits	7,438	5,476
Other accrued expenses	3,699	2,920
Current maturities of long-term debt	7,258	8,671

Total current liabilities	33,920	24,012
Long-term debt, excluding current maturities	18,440	22,166
Deferred compensation	2,884	3,094
Other long-term liabilities	768	1,563

Total liabilities	56,012	50,835

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 14,475 shares issued and outstanding on each respective date	6,547	4,609
Unearned ESOP shares, 2,753 and 2,870 shares on each respective date	(17,205)	(17,935)
Retained earnings	142,136	131,468
Accumulated other comprehensive loss	(1,416)	(1,878)

Total shareholders’ equity	130,062	116,264

Total liabilities and shareholders’ equity	$186,074	$167,099

(b)	In connection with the closing of its Maiden, N.C. plant, the Company has reclassified the facility’s real property and certain machinery and equipment to “assets held for sale.” The carrying value of these assets approximates fair value less estimated selling expenses.

TABLE III

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	August 31, 2004	August 31, 2003
Cash flows from operating activities
Cash received from customers.	$254,527	$232,900
Cash paid to suppliers and employees	(243,086)	(200,758)
Income taxes paid, net	(9,469)	(8,132)
Interest paid, net	(921)	(1,494)

Net cash provided by operating activities	1,051	22,516

Cash flows from investing activities
Purchase of property, plant and equipment	(2,614)	(3,168)
Acquisition of Bradington-Young, net of cash acquired		(22,140)
Proceeds received on note issued for the sale of the Kernersville facility	900
Sale of property	13

Net cash used in investing activities	(1,701)	(25,308)

Cash flows from financing activities
Proceeds from long-term debt		77,319
Payments on long-term debt	(5,139)	(58,563)
Payment to terminate an interest rate swap agreement		(3,001)
Cash dividends paid	(2,089)	(1,823)

Net cash (used in) provided by financing activities	(7,228)	13,932

Net increase in cash and cash equivalents	(7,878)	11,140
Cash and cash equivalents at beginning of period	14,859	2,316

Cash and cash equivalents at end of period	$6,981	$13,456

Reconciliation of net income to net cash provided by operating activities:
Net income	$12,757	$11,114
Depreciation and amortization	5,742	6,316
Non-cash ESOP cost	2,668	1,936
Restructuring and related asset impairment charge	1,973	1,470
(Gain) loss on disposal of property and equipment	(7)	10
Provision for doubtful accounts	642	861
Deferred tax provision	2,186
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(439)	2,341
Inventories	(29,511)	7,483
Prepaid expenses and other current assets	(3,363)	(1,614)
Trade accounts payable	8,580	(3,527)
Accrued salaries, wages and benefits	995	(2,559)
Accrued income taxes	(308)	(1,324)
Other accrued expenses	1,288	(1,021)
Deferred tax liability	(1,782)
Other long-term liabilities	(370)	1,030

Net cash provided by operating activities	$1,051	$22,516